Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		April 23, 2015
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS FIRST QUARTER RESULTS
MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2015.
Net sales for the first quarter ended March 31, 2015 were $250.3 million compared to $277.2 million during the first quarter of 2014. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 0.5% in the first quarter of 2015 versus the first quarter of 2014. Aluminum building wire sales constituted 9.4% of net sales dollars for the first quarter of 2015 versus 7.9% in the first quarter of 2014. Aluminum unit volume was up 11.8% in the first quarter of 2015 versus the first quarter of 2014. The average selling price of wire per copper pound sold dropped 11.6% in the first quarter of 2015 versus the first quarter of 2014, accounting for most of the decrease in net sales dollars. Sales prices declined primarily due to lower copper prices, which declined 17.2% versus the first quarter of 2014. Net income for the first quarter of 2015 was $10.8 million versus $10.9 million in the first quarter of 2014. Fully diluted net earnings per common share were $0.52 in the first quarter of 2015 versus $0.52 in the first quarter of 2014.
On a sequential quarter comparison, net sales for the first quarter of 2015 were $250.3 million versus $285.3 million during the fourth quarter of 2014. Sales dollars were down due to a 6.0% decline in the average selling price per pound of copper wire sold and a unit volume decrease of 6.8% of copper building wire sold on a sequential quarter comparison. Net income for the first quarter of 2015 increased to $10.8 million versus $5.1 million in the fourth quarter of 2014. Fully diluted net income per common share was $0.52 in the first quarter of 2015 versus $0.24 in the fourth quarter of 2014.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The first quarter was good from both a volume and margin perspective. Aluminum unit volumes were up strongly in the first quarter of 2015 compared to the first quarter of 2014 as we continue to grow that portion of our building wire business. Copper wire units were up marginally, as the overall construction and building wire markets appear to still be doing okay this quarter but not showing any significant improvement over last year. We believe rough winter weather contributed to the flat copper volumes during the quarter. Anecdotal information confirms our belief that we are outperforming the industry in market share. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 3.0% in the first quarter of 2015 versus the first quarter of 2014, and 6.0% on a sequential quarter comparison. The copper spread expanded 6.0% as the average price of copper purchased declined 10.8% in the first quarter of 2015 versus the fourth quarter of 2014, but the average selling price of wire sold fell only 6.0%, as a result of somewhat improved pricing discipline in the industry. The aluminum building wire products grew to 9.4% of net sales in the quarter, driven by a unit sales increase of 11.8% in the first quarter of 2015 versus the first quarter of 2014.
We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $53.3 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.

Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2014 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Three Months Ended March 31,
$’s in 000’s	2015	2014
Net Income	$10,789	$10,854
Income Tax Expense	5,710	5,887
Interest Expense	62	63
Depreciation and Amortization	3,897	3,895
EBITDA	$20,458	$20,699

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets
Cash	$53,269	$54,664
Receivables, net	195,571	206,908
Inventories	85,354	78,251
Prepaid Expenses and Other	2,853	5,492
Total Current Assets	337,047	345,315
Property, Plant and Equipment, net	235,187	226,506
Other Assets	274	930
Total Assets	$572,508	$572,751
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$29,722	$31,147
Accrued Liabilities and Other	19,231	28,191
Total Current Liabilities	48,953	59,338
Long Term Liabilities
Non-Current Deferred Income Taxes	19,670	20,226
Total Long Term Liabilities	19,670	20,226
Total Liabilities	68,623	79,564
Stockholders’ Equity
Common Stock	267	267
Additional Paid in Capital	50,922	50,598
Treasury Stock	(88,134)	(88,134)
Retained Earnings	540,830	530,456
Total Stockholders’ Equity	503,885	493,187
Total Liabilities and Stockholders’ Equity	$572,508	$572,751

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2015		2014
Net Sales	$250,262	100.0%	$277,198	100.0%
Cost of Sales	217,832	87.0%	245,022	88.4%
Gross Profit	32,430	13.0%	32,176	11.6%

Selling, General and Administrative Expenses	16,031	6.4%	15,451	5.6%
Operating Income	16,399	6.6%	16,725	6.0%

Net Interest & Other Expense	(100)	—%	(16)	—%
Income before Income Taxes	16,499	6.6%	16,741	6.0%

Income Taxes	5,710	2.3%	5,887	2.1%
Net Income	$10,789	4.3%	$10,854	3.9%
Basic Earnings Per Share	$0.52		$0.52
Diluted Earnings Per Share	$0.52		$0.52
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,725		20,703
Diluted	20,782		20,839
Dividend Declared per Share	$0.02		$0.02

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